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                                                                      EXHIBIT 11

                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                          FOR THE PERIODS AS INDICATED

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                                                                  FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                                  ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                                  1996            1995            1996            1995
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                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding
     during the period.....................................    109,030,948     108,770,788     108,334,582     108,355,522
  Add --
     Dilutive effect of outstanding options (as determined
       by application of treasury stock method)............      1,789,156       1,391,384       1,612,604       1,133,969
     Issuance of additional shares under share repurchase
       agreement, contingent upon market price.............         21,117              --         124,789              --
  Weighted average number of common shares,
     as adjusted...........................................    110,841,221     110,162,172     110,071,975     109,489,491
  Net income...............................................   $     55,966    $     64,586    $    203,984    $    114,060
  Less -- Preferred dividend requirement...................             --           1,255             610           3,843
  Income available for common shares.......................   $     55,966    $     63,331    $    203,374    $    110,217
  Primary earnings per share...............................   $        .50    $        .57    $       1.85    $       1.01
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding
     during the period.....................................    109,030,948     108,770,788     108,334,582     108,355,522
  Add --
     Shares issuable assuming conversion of convertible
       preferred stock.....................................             --       4,420,713       1,253,820       4,497,757
     Dilutive effect of outstanding options (as determined
       by application of treasury stock method)............      1,960,987       1,476,997       2,009,643       1,492,719
     Issuance of additional shares under share repurchase
       agreement, contingent upon market price.............         21,117              --         124,789              --
     Shares assuming conversion of convertible
       debentures..........................................             --         327,895              --         436,864
  Weighted average number of common shares,
     as adjusted...........................................    111,013,052     114,996,393     111,722,834     114,782,862
  Net income...............................................   $     55,966    $     64,586    $    203,984    $    114,060
  Add -- After tax interest expense and amortization of
     issue costs applicable to convertible debentures......             --              52              --             214
  Net income, as adjusted..................................   $     55,966    $     64,638    $    203,984    $    114,274
  Fully diluted earnings per share.........................   $        .50    $        .56    $       1.83    $       1.00
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